Exhibit 5.7

CONSENT OF SLR CONSULTING (CANADA) LTD.

The undersigned hereby consents to the use of their reports titled “Technical Report on the Cote Gold Project, Ontario, Canada” with an effective date of June 30, 2022 and dated August 12, 2022 and “NI 43-101 Technical Report Boto Optimization Study—Senegal” with an effective date of December 31, 2019 and dated February 10, 2020, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

SLR CONSULTING (CANADA) LTD.

By:	/s/ Deborah A. McCombe
Deborah A. McCombe, P.Geo.

Dated: September 1, 2022